Issuer Free Writing Prospectus

Relating to Preliminary Prospectus Supplement dated November 12, 2020
(To Prospectus dated May 5, 2020)

Filed Pursuant to Rule 433

Registration Statement No. 333–237452

November 13, 2020

This free writing prospectus relates to the public offering of common stock by Cassava Sciences, Inc. (the “Company”), and it should be read together with the preliminary prospectus, dated November 12, 2020, relating to the offering (the “Preliminary Prospectus”). A copy of the Preliminary Prospectus can be accessed through the following link: https://www.sec.gov/Archives/edgar/data/1069530/000149315220021130/form424b5.htm

This free writing prospectus is being filed by the Company to correct statements regarding duration of, and clarify statements regarding scope of, patent protection in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2020, respectively, each of which are incorporated by reference into the Preliminary Prospectus. The Company’s patent protection with respect to sumifilam (formerly known as PTI-125) and use of sumifilam for Alzheimer’s disease and other neurodegenerative disease currently runs through 2033 and includes six issued patents and related patent filings and applications. In addition, the Company has patent protection with respect to sumifilam for use in treating certain cancers that runs through 2034. The Company has no patents or patent applications with respect to SavaDx, which is protected by trade secrets, know-how and other proprietary rights technology.

The securities described above are being offered by the Company pursuant to a “shelf” registration statement on Form S-3 (File No. 333-237452) relating to the public offering of such securities, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 27, 2020 and declared effective by the SEC on May 5, 2020. The offering may be made only by a preliminary prospectus supplement and the accompanying prospectus. Before investing in the offering, you should read in their entirety the preliminary prospectus supplement, when available, and the accompanying prospectus and the other documents that the Company has filed with the SEC that are incorporated by reference in the preliminary prospectus supplement and the accompanying prospectus, which provide more information about the Company and the offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and the accompanying prospectus relating to these securities may also be obtained by sending a request to: Cantor Fitzgerald & Co., Attn: Capital Markets, 499 Park Avenue, 6th Floor, New York, NY 10022, or by email at prospectus@cantor.com.